Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151426, 333-39005, and 333-39007 on Form S-8, Registration Statement Nos. 333-79557, 333-91956, 333-121141 and 333-39003 on Form S-8, as amended by post-effective Amendment No. 1 to each such registration statement, and Registration Statement No. 333-67610 on Form S-8, as amended by post-effective Amendments No. 1 and No. 2 to such registration statement, of our reports, dated February 28, 2012, relating to the consolidated financial statements and financial statement schedule of Intermec, Inc. and the effectiveness of Intermec, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Intermec, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

February 28, 2012